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                                                                    EXHIBIT B-79



                            UNANIMOUS WRITTEN CONSENT
                        IN LIEU OF ANNUAL MEETING OF THE
                              BOARD OF DIRECTORS OF
                           PORTSIDE ENERGY CORPORATION
                           Dated as of April 11, 2001


         The undersigned, being all of the directors of PORTSIDE ENERGY CORPORATION, an Indiana corporation (the "Corporation"), in lieu of an annual meeting of the Board of Directors and pursuant to the authority of Section 23-1-34-2 of the Indiana Business Corporation Law, do hereby unanimously consent to the adoption of the following resolutions without a meeting and direct the Secretary of the Corporation to file this Consent with the minutes of the proceedings of the Board of Directors of this Corporation.

                            AMENDMENT OF THE BY-LAWS

WHEREAS, the director of the Corporation believes it to be in the best interests of the Corporation to amend the By-laws to change the officers of the Corporation.

NOW, THEREFORE, BE IT RESOLVED, that the first sentence of Article V, Section 1 of the By-laws of the Corporation be, and hereby is amended, to read as follows to change the required officers of the Corporation (the "Amendment"):

"Section 1 - Officers.

         The officers of the Corporation shall be chosen by the Board of Directors and shall consist of a Chairman, a President, one or more Vice Presidents, if the Board of Directors so elects, a Secretary, one or more Assistant Secretaries, a Treasurer, a Controller, and one or more Assistant Treasurers or Assistant Controllers, as the Board of Directors may elect."

/s/      Joseph L. Turner, Jr.